UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2021

Supernus Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35518		20-2590184
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

9715 Key West Ave	Rockville	MD	20850
(Address of Principal Executive Offices)			(Zip Code)

Registrant’s telephone number, including area code: (301) 838-2500

Not Applicable
(Former name or former address, if changed since last report.)

  Securities registered pursuant to Section 12(b) of the Exchange Act

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	SUPN	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.
(e) Modification of Compensatory Arrangements with Executive Officers
On February 19, 2021, the Company’s Compensation Committee (the “Committee”) recommended, and the Board of Directors (the “Board”) approved, modifications of the compensation of its executive officers, as follows:
The annual base salary of Jack A. Khattar, the Company’s President and Chief Executive Officer, was increased from $836,400 to $870,000. Mr. Khattar was awarded a 2020 bonus of $815,500 and was granted options to purchase 200,000 shares of common stock and 100,000 performance share units (PSUs), which will vest depending upon the level of achievement of specified performance goals. In addition, Mr. Khattar’s bonus target for 2021 is unchanged from 2020 and is 75% of his base salary.
The annual base salary of James P. Kelly, the Company’s Executive Vice President and Chief Financial Officer, was increased from $460,000 to $467,500. Mr. Kelly was awarded a 2020 bonus of $50,900 based on his service with the Company from September 30, 2020, and was granted options to purchase 15,000 shares of common stock and 1,500 PSUs, which will vest depending upon the level of achievement of specified performance goals. In addition, Mr. Kelly’s bonus target for 2021 is unchanged from 2020 and is 45% of his base salary.
The annual base salary of Padmanabh P. Bhatt, Ph.D., the Company’s Senior Vice President, Intellectual Property and Chief Scientific Officer, was increased from $391,400 to $403,100. Dr. Bhatt was awarded a 2020 bonus of $161,600 and was granted options to purchase 17,000 shares of common stock and 1,500 PSUs, which will vest depending upon the level of achievement of specified performance goals. Dr. Bhatt’s bonus target for 2021 is unchanged from 2020 and is 35% of his base salary.
The annual base salary of Jonathan Rubin, M.D., the Company’s Senior Vice President and Chief Medical Officer, was increased from $350,000 to $385,000. Dr. Rubin was awarded a 2020 bonus of $110,500 and was granted options to purchase 25,000 shares of common stock and 1,500 PSUs, which will vest depending upon the level of achievement of specified performance goals. Dr. Rubin’s bonus target increased from 30% of his base salary in 2020 to 35% of his base salary in 2021.
The annual base salary of Tami T. Martin, R.N., Esq., the Company’s Senior Vice President, Regulatory Affairs, was increased from $326,400 to $336,200. Ms. Martin was awarded a 2020 bonus of $131,200 and was granted options to purchase 17,000 shares of common stock and 1,500 PSUs, which will vest depending upon the level of achievement of specified performance goals. Ms. Martin’s bonus target for 2021 is unchanged from 2020 and is 35% of her base salary.
The annual base salary of Frank Mottola, the Company’s Senior Vice President, Quality, GMP Operations and IT, was increased from $316,600 to $326,100. Mr. Mottola was awarded a 2020 bonus of $127,200 and was granted options to purchase 17,000 shares of common stock and 1,500 PSUs, which will vest depending upon the level of achievement of specified performance goals. Ms. Martin’s bonus target for 2021 is unchanged from 2020 and is 35% of her base salary.
These increases were the result of the Committee’s annual compensation review for executive officers. These increases in annual base salary became effective on January 1, 2021, and are consistent with the Company’s industry peer group and were recommended to the Committee by Radford, its independent compensation consulting company.
Vesting for all stock option grants will occur annually in equal increments over a four year period. The exercise price for the executive officer option grants is $29.61 per share, based on the closing price of February 19, 2021, the date of approval of the grants by the Committee and the Board. All other terms and conditions of the Company’s compensatory arrangements with these executive officers remain unchanged.
The PSU awards are subject to the terms and conditions of the Company’s form of Performance Share Unit Award Agreement (“Award Agreement”). The Award Agreement provides for the vesting of PSUs at the end of an established performance period based on the level of achievement of the performance goals for the individual executive officer as recommended by the Committee and approved by the Board. All determinations of whether the performance goals have been achieved and the number of PSUs earned by the executive officer will be made by the Committee in its sole discretion. Upon certification of achievement of the performance goal, the PSUs will vest and become nonforfeitable on the date that the

Committee certifies the achievement of the performance goal, subject to the executive officer’s continuous employment from the grant date through the date that the Committee certifies the achievement of the performance goal.
The foregoing description of the terms of the Award Agreement is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the Form of Award Agreement filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed on February 27, 2020).
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
Exhibit 104 – The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERNUS PHARMACEUTICALS, INC.

DATED: February 24, 2021	By:	/s/ James P. Kelly
James P. Kelly Executive Vice-President and Chief Financial Officer

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